Exhibit 99.1

WARNER MUSIC GROUP ANNOUNCES MANAGEMENT REORGANIZATION

TO FOCUS ON GROWTH OPPORTUNITIES

Lyor Cohen and Michael Fleisher Each Promoted To

Vice Chairman

Steven Macri Named Chief Financial Officer

SEPTEMBER 16, 2008, NEW YORK—Warner Music Group Corp. (NYSE: WMG) announced today a series of corporate management appointments, effective immediately, to further drive progress on the company’s strategy to identify and exploit growth opportunities in the evolving global music business.

In making the announcement, WMG Chairman and CEO, Edgar Bronfman, Jr. said: “This new structure recognizes the evolution of our business since WMG became a stand-alone music company in 2004, and is intended to drive our ability to seize new growth opportunities. It builds on elements of the company’s strategy – including significant investment in A&R, leadership in the industry’s digital transformation, and development and acquisition of a suite of artist service companies – that have helped deliver a high level of creative and operational success. Given our significant achievements over the past few years, we are positioned to transform the organization into a true global enterprise. We can no longer organize the company as simply ‘U.S.’ and ‘non-U.S.’ operations. A more unified structure will help our team to best focus their abilities for maximum benefit to artists, shareholders and employees.”

Under the new structure, Warner Music Group has established an Office of the Chairman comprised of Lyor Cohen and Michael D. Fleisher that will be responsible for the unified strategy, transformation and operations of the company, and has reorganized its worldwide management team. Cohen, who has led WMG’s U.S. recorded music operations to their most successful performance in more than a decade, has been named Vice Chairman, Warner Music Group and Chairman and CEO, Recorded Music – Americas and the U.K. In his new position, Cohen will add oversight of WMG’s U.K. and Latin American recorded music operations to his current responsibilities in the U.S. and Canada.

Fleisher, who has served as WMG’s Executive Vice President and Chief Financial Officer since January 2005, played a prominent role in taking the company public in May 2005 and since then has led the company to achieve its highest operating margins. Fleisher was responsible for building WMG’s worldwide finance and IT departments from ones that operated as adjuncts to its prior parent company, Time Warner, to ones designed to support a free-standing public company. He also established WMG’s investor relations function. In his new role as Vice Chairman, Strategy and Operations Fleisher will oversee global corporate strategy and operations and will lead the transformation of WMG’s business models and operational processes. He will also continue to lead corporate development as well as the company’s investor relations and information technology departments.

Steven Macri, WMG’s Senior Vice President and Global Controller, has been named Executive Vice President and Chief Financial Officer. Since joining the company in 2005, Macri has assembled a strong corporate finance team, developed the company’s public reporting process, and designed and implemented procedures to ensure the company’s Sarbanes-Oxley compliance. In his new role, he will be responsible for the company’s worldwide financial operations.

Cohen, Fleisher and Macri will report to Bronfman.

WMG also announced that the current Warner Music International (WMI) regional structure will be revised. The company will now be organized into three regions: Warner Music Americas and the U.K.; Warner Music Asia Pacific; and Warner Music Continental Europe. Warner Music Asia Pacific will continue to be led by Lachie Rutherford, reporting to Bronfman. John Reid will continue to run the company’s European operations, reporting to Bronfman for Continental Europe and Cohen for the U.K. Reid will also continue to oversee the company’s international marketing and content efforts, reporting to Bronfman. The company’s Latin American operations will continue to be led by Inigo Zabala, who will report to Cohen.

The new regional structure substantially alters management responsibilities for the company’s international operations. As a result, WMI Chairman and CEO Patrick Vien will leave the company to pursue new opportunities. During his tenure, Vien was instrumental in WMG’s rise from the fourth- to the third-largest recorded music company in the world and he set in motion many progressive initiatives designed to generate non-traditional revenue streams. In the first three fiscal quarters of 2008, WMI’s revenue increased 13% over the prior-year period.

Bronfman concluded: “Lyor and his team have done a remarkable job in revitalizing our U.S. business and I’m confident he will bring the same passion and skill to the territories he will now oversee. As WMG continues to transition to a multi-faceted recorded music, music publishing and artist services organization, I asked Michael to lead and focus exclusively on our worldwide operational strategy. Fortunately, we have an executive of Steve Macri’s abilities and depth of knowledge to serve as our CFO going forward. Finally, I would like to thank Patrick Vien for leading our international organization during a time of enormous change and transition. His strategic leadership has served as a critical building block for our future success. By transforming the international division into a multi-faceted operation through the acquisition of some of the world’s leading artist management and artist services companies, he has laid important groundwork for the company that is already beginning to bear fruit. We are grateful for all of his accomplishments and wish him only the best.”

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About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

Media Contact:

Will Tanous

(212) 275-2244

Will.Tanous@wmg.com

Amanda Collins

(212) 275-2213

Amanda.Collins@wmg.com

Investor Contact:

Jill Krutick

(212) 275-4790

jill.krutick@wmg.com